UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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May 1, 2017

To our valued shareholders:

On behalf of the Board of Directors (Board) and the Compensation and Talent Management Committee (Committee) of MSCI Inc. (MSCI), we are writing to request your support at the 2017 annual meeting of shareholders (Annual Meeting) by voting according to the Board’s recommendations on all proposals. In particular, we request your support on Proposal 2, or the Advisory Vote to Approve Executive Compensation (Say-on-Pay Proposal).

We maintain a balanced executive compensation program that strongly emphasizes pay for performance and incorporates corporate best practices that protect the interests of our shareholders. While proxy advisory firms have recognized many of these shareholder favorable aspects of our executive compensation program, as well as our strong financial performance, the two leading proxy advisory firms have issued different recommendations for our Say-on-Pay Proposal. While one supported the proposal, the other proxy advisory firm has recommended voting against our Say-on-Pay Proposal at this year’s Annual Meeting based on its perception of a misalignment between our executives’ compensation in 2016 and our corporate performance, solely as it relates to our grant of multi-year performance stock unit (PSU) awards in 2016 to our named executive officers (NEOs).

We strongly disagree with this perception and the negative recommendation and ask our shareholders to view our executive compensation program for 2016 based on the merits of the program as described below and in our 2017 Proxy Statement. We urge you to consider the Committee’s goal to closely align our executive compensation program with our long-term strategic plan, rather than evaluating our 2016 compensation decisions (including the multi-year PSU awards, which represent awards for 2016, 2017 and 2018) solely based on the results of only one of the pay-for-performance models used by this proxy advisory firm that does not adequately consider the needs of our business in the dynamic and competitive environment in which we operate.

In that regard, we would like to provide you with supplemental information about our executive compensation program and practices in connection with your review and consideration of this year’s Say-on-Pay Proposal. We encourage you to vote “FOR” our Say-on-Pay Proposal (Proposal No. 2) for the reasons described in our 2017 Annual Proxy Statement (2017 Proxy Statement) and those set out below.

Overview

This overview provides a brief summary of key factors in the review of our executive compensation program. Additional details regarding our executive compensation program are set forth in our 2017 Proxy Statement.

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MSCI delivered strong operational and financial results in 2016 with record performance across key operating and financial metrics such as revenue growth and operating efficiency. We have returned $2.3 billion in capital to our shareholders since 2012, as of February 24, 2017, and our three and five year total shareholder return (TSR), as of April 28, 2017, outperformed our GICS industry peers and the broader Russell 3000 by at least 105.3 percentage points and 78.1 percentage points, respectively. While one proxy advisory firm noted that our annual TSR for calendar year 2016 trailed that of our GICS industry peers and the Russell 3000, we note that our TSR from April 28, 2016 through April 28, 2017 outperformed both our GICS industry peers and the broader Russell 3000 by at least 16.9 percentage points. These achievements built on our strong performance in 2015 and position us for continued growth and value creation in the years ahead. Additional information regarding our 2016 business highlights is available in our 2017 Proxy Statement and our 2016 Annual Report on Form 10-K.

•	Our executive compensation program strongly emphasizes pay for performance by delivering a significant portion of our NEOs’ compensation in annual cash incentive awards and long-term equity incentive awards, which are heavily-weighted in the form of performance-based awards. Our annual cash incentives are based on the achievement of formulaic annual financial operating measures and the annual realization of our strategic priorities. Our long-term incentive awards granted in 2016 were based on multi-year share-based performance measures and focused on long-term shareholder value creation. In 2016, our CEO received 100% of his equity compensation in the form of multi-year PSUs (60% - 80% in the form of multi-year PSU awards for our other NEOs).

•	Our executive compensation program incorporates corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management, including clawback and double-trigger vesting provisions applicable to equity awards, strict prohibitions on our NEOs and all other employees from hedging or pledging any of our stock, robust share ownership guidelines for our NEOs and no excise tax gross-ups.

•	Our shareholders historically have strongly supported our executive compensation program, as evidenced by our receiving a 92.4% average shareholder approval rate for our Say-on-Pay votes in each of the last five years. The Committee takes into account shareholder feedback (including considering the results of our annual Say-on-Pay votes) in evaluating and making executive compensation decisions, and is committed to maintaining an active dialogue with our shareholders.

Grant of Multi-Year PSU Awards in 2016 Further Aligns Our Executive Compensation Program with Our Long-Term Strategic Plan and Shareholder Value Creation

In 2016, the Committee implemented a new approach to our long-term equity incentive compensation program by: (i) significantly increasing the “at-risk” portion of equity awards, (ii) shifting from our historical practice of granting PSUs with financial-based performance-vesting measures (e.g., revenue growth, earnings per share and return on invested capital) to multi-year share-based performance-vesting measures (e.g., absolute and relative TSR) and (iii) granting awards which represent awards for 2016, 2017 and 2018 (Multi-Year PSUs). The Committee believes that these changes and the grant of the Multi-Year PSU awards will provide greater incentives for the execution of our three-year strategic plan and the creation of additional long-term value-enhancing corporate development initiatives. In fact, since February 9, 2016 (the day before the grant date of the Multi-Year PSU awards) through April 29, 2017, we experienced a 54.15% increase in stock price from a closing price of $65.08 to $100.32.

Key features of, and considerations related to, the Multi-Year PSU awards are set forth below.

•	No PSU Awards in 2017 or 2018. The Multi-Year PSU awards cover three years of the annual PSU component of long-term incentive compensation and, as such, our CEO will not receive any equity awards in 2017 or 2018 (since 100% of his equity compensation is delivered in the form of Multi-Year PSUs) and our other NEOs will not receive any grants of PSUs in 2017 or 2018. In fact, as part of the Committee’s compensation decisions for 2017, our CEO did not receive any equity awards and none of our other NEOs received any PSU awards. One proxy advisory firm was concerned that the multi-year nature of the awards restricted the Committee’s flexibility to adjust for varying performance or other unforeseen events. However, the rigorous TSR metrics (as further described below) automatically adjust for potential declines in company performance. Additionally, the Committee has full discretion to adjust other portions of our NEOs’ compensation on an annual basis.

•	Significantly “At-Risk” Awards. Under our historical long-term incentive compensation program prior to 2016, only 50% of our NEOs’ annual equity awards were delivered in the form of PSUs, with the remaining 50% granted in the form of service-based RSUs. In 2016, we significantly increased the “at-risk” portion of long-term incentive awards granted to our NEOs (relative to our peer group practices and our prior years’ practice) by granting 100% of our CEO’s 2016 equity compensation in the form of Multi-Year PSU awards (and 60% - 80% in the form of Multi-Year PSU awards for our other NEOs).

•	Value of 2016 LTI Awards. One proxy advisory firm was critical of the size of the equity awards granted in 2016 to our NEOs (and for our CEO in particular). We would encourage our investors to consider the following in evaluating such commentary:

o	The quantitative modeling by one proxy advisory firm results in an over reporting of compensation for our NEOs compared to the compensation approved by the Committee for 2016. The Multi-Year PSU awards cover three years of the PSU component of long-term incentive compensation (so that our CEO will not receive any equity awards in 2017 or 2018 and our other NEOs will not receive any PSUs in 2017 or 2018). The quantitative pay for performance modeling used by this proxy advisory firm does not adjust for the multi-year nature of the awards, as it takes into account the full three-year value of the awards for 2016, rather than their annualized value (i.e., one-third in each of 2016, 2017 and 2018) consistent with how the Committee views the awards. If this proxy advisory firm had instead taken into account the annualized value of the Multi-Year PSU awards, we believe they ultimately would not have recommended voting against our Say-on-Pay Proposal this year. Their pay-for-performance models do not adequately consider the needs of our business when assessing our executive compensation program. Accordingly, when evaluating our NEOs’ compensation for 2016 and determining whether to vote in favor of our Say-on-Pay Proposal at this year’s Annual Meeting, we ask our shareholders to view the Multi-Year PSU awards on an annualized basis (i.e., taking into account only one-third of the total value of the Multi-Year PSU awards for 2016), consistent with how the Committee views the awards.

o	Annualized increase in our CEO’s equity compensation reflects changes in equity program design in 2016 and is consistent with the upper quartile of peer compensation for a CEO of a high-performing company. On an annualized basis, there has been a year-over-year increase in the equity compensation of our NEOs (for our CEO from approximately $3.9 million reported for 2015 to approximately $5.9 million for 2016). The Committee believes this increase was appropriate to reflect the changes to our equity compensation program in 2016. Due to the nature of our historical long-term incentive program design, the Committee was comfortable that our CEO was compensated in line with the median of our peer group in prior years. In connection with the redesign of our long-term incentive program in 2016 (including awarding our CEO his equity compensation 100% in the form of Multi-Year PSUs and eliminating financial metrics in favor of multi-year TSR performance measures), the Committee expressly determined that our CEO’s 2016 equity compensation should be more in line with the 75th percentile of long-term incentive compensation within our peer group, based on the significant “at-risk” structure of his compensation and the Committee’s belief that this upper quartile positioning is appropriate for a CEO who leads a high-performing company over a sustained period.

o	Annualized increases in our NEOs’ equity compensation reflect the significant increase in “at-risk” equity compensation and shift to multi-year TSR performance metrics. We believe that any criticism of the year-over-year increase of our NEOs’ equity compensation on an annualized basis fails to sufficiently recognize the significant changes made to our equity compensation program in 2016. The Committee increased the annualized value of our NEOs’ 2016 equity compensation relative to 2015 in order to competitively reposition our NEOs’ compensation above the median of our peer group in recognition of the significant increase in the “at-risk” portion of our NEOs’ 2016 long-term incentive awards, as well as the shift to multi-year TSR performance metrics that are more susceptible to influence from factors outside of our NEOs’ control than the financial performance metrics that historically applied to our NEOs’ long-term incentive awards.

o	The contingent nature of our CEO’s Multi-Year PSU award and the significant increase in our share price inflated the apparent year-over-year annualized increase in his equity compensation. We note that one contributing factor to the year over year increase in our CEO’s annualized 2016 equity compensation relates to the fact that we granted a portion of his Multi-Year PSU award contingent on shareholder approval of our Omnibus Incentive Plan at our 2016 annual meeting, which was intended to ensure maximum deductibility of the award for federal income tax purposes and to ensure that the CEOs grant was aligned with the same terms as our other executives. Given the substantial increase in our share price from the date the Committee approved the number of shares underlying the award through our 2016 annual meeting date, the accounting expense of the award (which is the value required to be disclosed for the Multi-Year PSU award in the Summary Compensation Table of the 2017 Proxy Statement) increased significantly, and thereby served to inflate the year-over-year increase in our CEO’s equity compensation.

o	The proxy advisory firm’s pay-for-performance model uses its own valuation methodology that inflates the value of the award relative to the value we report on our financial statements. Lastly, we also note that in determining the value of our NEOs’ 2016 equity compensation under its pay-for-performance models, one proxy advisory firm uses methodologies that differ from those used by us for compensation reporting purposes. This results in an apparent increase in the value of the awards for purposes of their pay-for-performance modeling that does not track the value of the awards as reported by us on our financial statements, which we believe are more relevant to our shareholders.

•	Rigorous Total Shareholder Return Metrics.

o	Any payout of the Multi-Year PSU awards at or above target TSR CAGR performance level would benefit our shareholders due to significant increases in our share value. The Multi-Year PSU awards may be earned between 0% and 300% based on achievement of a specified multi-year absolute TSR compound annual growth rate (TSR CAGR) performance metric over an initial three-year performance period (which may be extended in certain circumstances, as described below). We believe the specified absolute TSR CAGR goal is a rigorous performance hurdle, particularly in light of our historical absolute TSR CAGR performance and that of the MSCI USA Mid Cap Index (MidCap Index), and that a payout of the Multi-Year PSU awards at or above the target performance level would benefit our shareholders due to significant increases in our share value. In order for the awards to pay out at the target performance level, we will need to achieve a 10% absolute TSR CAGR each year over the performance period. Based on three-year rolling periods since our IPO in 2007, the Multi-Year PSU awards would have achieved a 10% TSR CAGR only 57% of the time. Further, since 1998, the MSCI USA Mid Cap Index has achieved a 10% TSR CAGR only 56% of the time. We believe the use of TSR CAGR closely aligns our executives’ pay with our shareholders’ interests, because our NEOs will earn returns only when our shareholders do.

o	Multi-Year PSU award design reduces excessive risk taking and adjusts for unforeseen market disruptions to appropriately incentivize our NEOs over the performance period. One proxy advisory firm was critical of certain aspects of the design of our Multi-Year PSU awards. We believe the design features in question serve as critical “backstops” that limit the potential impact of unforeseen market disruptions during the performance period that are not accurately reflective of our performance. These features take into account that, unlike our shareholders who have the ability to adjust their investment strategy in light of market disruptions (or otherwise maintain their strategy until markets stabilize), our NEOs do not have the same flexibility in regard to the ultimate value they will receive from the Multi-Year PSUs at the end of a fixed performance period.

-	Relative TSR Performance: In the event that the absolute TSR CAGR performance metric is achieved below a specified performance level as of the end of the performance period, the Multi-Year PSU award may still be earned (but only up to a maximum of 50% of the award’s target value) if the Company’s TSR CAGR relative to the MidCap Index over the performance period (Relative TSR) is at or above the 60th percentile. We believe this Relative TSR “floor” is a critical component of the Multi-Year PSU awards because it serves as a “circuit breaker” that ensures the sustainability of the awards over the multi-year period. For example, if there is significant market disruption during the performance period in connection with macro factors outside of the control of our NEOs, the Relative TSR feature will ensure that our NEOs remain incentivized over the performance period by permitting a payout (albeit at reduced levels) based on strong TSR performance relative to the MidCap Index. This feature ensures that our NEOs are focused on creating value for our investors in any market environment.

-	Extension Period: Performance of the TSR CAGR and Relative TSR metrics is measured at the end of an initial three-year period, which may be extended for an additional period of six months in the event that both performance metrics are achieved below specified performance levels. We believe this extension period reduces, rather than increases, risk-taking, as it discourages driving performance too narrowly to a single targeted date and, in the event of an unforeseen market disruption, it allows time for the markets to potentially stabilize and share prices to return to levels more reflective of our underlying performance over the performance period.

•	Significant Share Retention Requirements. In order to further ensure sustainable, continued operational results and to mitigate any risk that the structure of the performance periods would drive performance too narrowly, our NEOs are required to hold 50% of the net shares received under the Multi-Year PSU awards for the one-year period after vesting. These share retention requirements are in addition to our robust stock ownership guidelines, under which our CEO must hold stock equal to at least six times his annual base salary, and our other NEOs must hold stock equal to at least three times each of their annual base salaries. We would also point out the significant investment by our CEO in MSCI stock, which acts as a risk mitigant, given that our CEO is focused on long term results and shareholder value creation. As of March 17, 2017, our CEO is significantly invested in MSCI, holding 1.79% of our then-outstanding common stock.

WE RECOMMEND YOU VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL NO. 2)

As outlined above and in our 2017 Proxy Statement, we are steadfastly committed to aligning our executives’ compensation with the interests of our shareholders and the performance of our company, and we strongly believe that our 2016 executive compensation program fosters a culture of high performance and accountability and promotes long-term shareholder value creation.

Accordingly, we ask that our shareholders please consider the information set forth in this document and vote “FOR” our Say-on-Pay Proposal (Proposal No. 2). Even if voting instructions for your proxy have already been given, you may change your vote at any time before our annual shareholder meeting by providing revised voting instructions to your proxy or by voting at the meeting.

Sincerely,

/s/ Rodolphe M. Vallee

Rodolphe M. Vallee

Lead Director of the Board

 /s/ Benjamin F. duPont

Benjamin F. duPont

Chairman of the Compensation and

Talent Management Committee